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Exhibit T3A

CERTIFICATE OF INCORPORATION

OF

ARCHIBALD ACQUISITION CORP.

ARTICLE I

NAME

        The name of the Corporation is Archibald Acquisition Corp.

ARTICLE II

INCORPORATOR

        The name and mailing address of the incorporator of the Corporation is Brian J. Blackburn, Ropes & Gray, One International Place, Boston, Massachusetts 02110.

ARTICLE III

REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Wilmington, New Castle County, Delaware. The name of the Corporation's registered agent at such address is Corporation Service Company.

ARTICLE IV

PURPOSE

        The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE V

CAPITAL

        1.    Authorized Shares.    The total number of shares of stock that the Corporation shall have authority to issue is 300,000 shares of Common Stock, $.01 par value per share (the "Common Stock").

        2.    Voting Power.    Except as otherwise required by law, each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. The number of shares of Common Stock entitled to vote on any matter shall be determined as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

        3.    Limitations on Acquisition by Competitors.    Notwithstanding any other provision of this Certificate of Incorporation to the contrary, no Competitor (as defined below) shall, at any time, acquire direct or indirect ownership of any Common Stock or Convertible Securities (as defined below) if, after giving effect to such acquisition, (a) such Competitor would own, directly or indirectly, more than 25% of the Fully-Diluted Common Stock (as defined below) or (b) all Competitors would own in the aggregate, directly or indirectly, more than 40% of the Fully-Diluted Common Stock; provided, however, that the limitations set forth in this Section 3 of this Article V shall not apply to (i) any merger of Archibald Candy Corporation, an Illinois corporation, with and into the Corporation or (ii) any Sale of the Enterprise (as defined below) approved by (A) the Board of Directors of the Corporation (the "Board of Directors") and (B) the holders of a majority of the Common Stock then outstanding. Any purported transfer of any Common Stock or Convertible Securities in violation of this Section 3 of this Article V shall be null and void ab initio and the Corporation shall have no obligation to give effect to such purported transfer. To determine compliance with the provisions of this Section 3 of this Article V, the Board may, in connection with any purported transfer of Common Stock or Convertible Securities, require any purported transferee to furnish the Corporation with a certificate or affidavit that (1) sets forth the number of shares of Fully-Diluted Common Stock owned in the aggregate, directly or indirectly, by such transferee and its Affiliates immediately before and after giving effect to such purported transfer and (2) is in a form that is reasonably satisfactory to the Board of Directors. All contracts for the sale, assignment or other transfer of any Common Stock or Convertible Securities shall be subject to the provisions of this Section 3 of this Article V.

        4.    Definitions.    Certain capitalized terms are used in this Certificate of Incorporation with the meanings defined below in this Section 4.

        "Affiliate" means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person and (b) if such specified Person is an individual, any Member of the Immediate Family of such specified Person; provided, however, that for purposes of this definition, (i) "control", as used with respect to any Person, means the power to, directly or indirectly, direct the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and (ii) the term "controls" and "controlled" have correlative meanings.

        "Competitor" means, collectively, (a) any Person that engages primarily in the business of manufacturing or marketing chocolates or other confectionary items and (b) each Affiliate of such Person.

        "Convertible Securities" means all securities (other than Common Stock) of this Corporation that are convertible into, or exercisable or exchangeable for, shares of Common Stock.

        "Fully-Diluted Common Stock" means, at any time, the sum of (a) the number of shares of Common Stock then outstanding plus (b) the number of shares of Common Stock issuable by the Corporation upon the conversion, exercise or exchange of all Convertible Securities then outstanding.

        "Member of the Immediate Family" means, with respect to any individual, (a) each spouse and each child or other descendant of such individual, (b) each trust, family limited partnership or similar entity created solely for the benefit of one or more of the Persons described in clause (a) above and their respective spouses and (c) each custodian or guardian of any property of one or more of the Persons described in clauses (a) and (b) above in his capacity as such custodian or guardian.

        "Person" means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

        "Sale of the Enterprise" means:

          (a)  any sale or other transfer of 50% or more of the assets of the Corporation and its Subsidiaries, taken as a whole;

          (b)  any sale by the Corporation to any Person of securities representing 50% or more of the voting power of, or economic interests in, the Corporation immediately after giving effect to such sale;

          (c)  any consolidation, merger or other business combination of the Corporation with any other Person, whether or not the Corporation is the surviving entity in such transaction, if, immediately after giving effect to such transaction (and all other transactions related thereto or contemplated thereby), the stockholders of the Corporation immediately prior to such transaction do not own, directly or indirectly, securities representing 50% or more of the outstanding voting power of, and economic interests in, the surviving entity; or

          (d)  any liquidation, dissolution, winding-up or bankruptcy of the Corporation, whether voluntary or involuntary.

        "Subsidiary" means any Person of which the Corporation shall at the time, directly or indirectly, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or other similar interests or (c) be a general partner, managing member or joint venturer.

ARTICLE VI

DURATION

        The Corporation shall have perpetual existence.

ARTICLE VII

BOARD OF DIRECTORS

        The Board of Directors is expressly authorized to exercise all powers granted to the Board of Directors by law, except insofar as such powers are limited or denied herein or in the by-laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the by-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the Board of Directors.

ARTICLE VIII

ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

        A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article VIII shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

INDEMNIFICATION

        The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article IX shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE X

SEVERABILITY

        If any provision contained in this Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, then (a) such invalidity, illegality or unenforceability shall not invalidate this entire Certificate of Incorporation or any other provision hereof and (b) such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable; provided, however, that if no such modification shall render such provision valid and enforceable, then this Certificate of Incorporation shall be construed as if not containing such provision.

ARTICLE XI

MISCELLANEOUS

        The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The election of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation shall so require. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, then for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 3rd day of October, 2002.

/s/ BRIAN J. BLACKBURN Brian J. Blackburn

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  Exhibit T3A
ARTICLE I NAME
ARTICLE II INCORPORATOR
ARTICLE III REGISTERED OFFICE AND AGENT
ARTICLE IV PURPOSE
ARTICLE V CAPITAL
ARTICLE VI DURATION
ARTICLE VII BOARD OF DIRECTORS
ARTICLE VIII ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS
ARTICLE IX INDEMNIFICATION
ARTICLE X SEVERABILITY
ARTICLE XI MISCELLANEOUS